SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to

Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 20, 2006

OSCIENT PHARMACEUTICALS CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-10824	04-2297484
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 Winter Street, Suite 2200

Waltham, Massachusetts 02451

(Address of principal executive offices, including zip code)

(781) 398-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On November 20, 2006, Pamela J. Kirby informed Oscient Pharmaceuticals Corporation (the “Company”) of her intention to resign from her position as a director of the Company effective as of December 6, 2006.

Additionally, Paul Capital Partners (“Paul Capital”) has designated Walter Flamenbaum, M.D., a partner of Paul Capital, as its new representative to the Company’s Board of Directors. Dr. Flamenbaum, a nephrology specialist with previous appointments as a Professor at Tufts University and Mount Sinai Medical Center, joined Paul Capital in 1999 and is a founding partner of the Paul Royalty Funds. The Company anticipates that its Board of Directors will elect Dr. Flamenbaum as a director of the Company on or about December 6, 2006. As of this filing, the Company has not determined which, if any, committees of the Board of Directors Dr. Flamenbaum will join.

The Company announced several financing agreements with Paul Capital on August 21, 2006 for a total of $70 million in connection with the Company’s purchase of exclusive rights in the United States and its territories to the cardiovascular product ANTARA® (fenofibrate) capsules. The material terms of these financing agreements were disclosed in the Company’s Current Report on Form 8-K on August 21, 2006 and are incorporated by reference herein. The Company agreed to elect one person designated by Paul Capital to the Board of Directors, which will now be Dr. Flamenbaum, and to continue to nominate one person designated by Paul Capital for election to the Board of Directors by the Company’s shareholders until the satisfaction of certain conditions specified in the financing agreements.

Dr. Gregory Brown, formerly of Paul Capital, will continue to serve as a director, although he will no longer serve as the Paul Capital designee to the Company’s board. The Company anticipates that Dr. Brown will serve as a member of the Company’s Compensation Committee when such committee appointments are made by the Board of Directors prior to the end of 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSCIENT PHARMACEUTICALS CORPORATION

By:	/s/ Philippe Maitre
Name:	Philippe Maitre
Title:	Senior Vice President and Chief Financial Officer

Date: November 22, 2006